EXHIBIT 99.1

News Release	News Release	News Release	News Release

FOR IMMEDIATE RELEASE

Media Contacts: Mike O’Neill, mike.o’neill@aexp.com, +1.212.640.5951 Susan Korchak, susan.korchak@aexp.com, +1.212.640.4953
Investors/Analysts Contacts: Toby Willard, sherwood.s.willardjr@aexp.com, +1.212.640.1958 Rick Petrino, richard.petrino@aexp.com. +1.212.640.5574
AMERICAN EXPRESS REPORTS THIRD QUARTER EPS OF $1.03 UP 14% FROM A YEAR AGO;
REVENUES RISE 9% TO $7.6 BILLION

(Millions, except per share amounts)
	Quarters Ended September 30,		Percentage Inc/(Dec)		Nine Months Ended September 30,		Percentage Inc/(Dec)
	2011	2010			2011	2010
Total Revenues Net of Interest Expense	$7,571	$6,973	9%		$22,220	$20,338	9%

Income From Continuing Operations	$1,235	$1,093	13%		$3,707	$2,995	24%
Income From Discontinued Operations, net of tax1	$-	$-	-%		$36	$-	# %
Net Income	$1,235	$1,093	13%		$3,743	$2,995	25%

Earnings Per Common Share – Diluted:
Income From Continuing Operations Attributable to Common Shareholders2	$1.03	$0.90	14%		$3.08	$2.47	25%
Income from Discontinued Operations1	$-	$-	-%		$0.03	$-	# %
Net Income Attributable to Common Shareholders2	$1.03	$0.90	14%		$3.11	$2.47	26%
Average Diluted Common Shares Outstanding	1,181	1,199	(2	) %	1,191	1,195	-%
Return on Average Equity	27.8%	25.9%			27.8%	25.9%

# Denotes a variance of more than 100 percent

New York – October 19, 2011 - American Express Company (NYSE: AXP) today reported third-quarter net income of $1.2  billion, up  13  percent from $1.1  billion  a year ago.  Diluted earnings per share was $1.03, up 14 percent from $0.90 a year ago.

Consolidated total revenues net of interest expense were $7.6 billion, up 9 percent from $7.0 billion a year ago.  The increase largely reflects continued strong growth in cardmember spending across all business segments and net interest income that was level with a year ago, following several quarters of declines.
______________________________

1 Income from discontinued operations primarily reflects the resolution of certain prior years’ tax items related to American Express Bank Ltd., which was sold to Standard Chartered PLC during Q1’08.

2 Represents income from continuing operations or net income, as applicable, less earnings allocated to participating share awards and other items of $15 million and $13 million for the three months ended September 30, 2011 and 2010, and $44 million and $38 million for the nine months ended September 30, 2011 and 2010, respectively.

Consolidated provisions for losses totaled $249 million compared to $373 million in the year-ago period reflecting continued improvement in credit quality.

Overall expense growth slowed significantly from the growth rates of recent quarters. Consolidated expenses totaled $5.6 billion, up 13 percent from $5.0 billion a year ago reflecting higher rewards costs, which were partially offset by lower marketing and promotion expenses. The increase also reflected investments in certain business building initiatives. Consolidated expenses in the year ago period reflect the receipt of a settlement payment from MasterCard in the amount of $150 million.  Consolidated expenses of $5.6 billion in the current period rose 10 percent when compared to adjusted consolidated expenses of $5.1 billion in the year ago period, which excludes the MasterCard settlement payment.3

The company's return on average equity (ROE) was 27.8 percent, up from 25.9 percent a year ago.

“We delivered strong bottom line results across all of our business segments this quarter,” said Kenneth I. Chenault, chairman and chief executive officer.  “Revenue growth reflected a continuing return on the investments we’re making to enhance the services we provide consumers, small businesses, merchants and corporate customers.

“Cardmember spending was strong during the period, growing 16 percent to record levels and again outpacing most of the major bank card issuers.  Credit quality continued to be excellent, with key lending metrics improving from the historically strong levels we achieved earlier in the year.  The growth in operating expenses moderated this quarter, as planned, and we expect to further slow that growth towards the end of this year and into next.

"The overall results are showing the benefit of moves we’ve made to improve our risk profile, capture a greater share of cardmember spending, grow fee-based revenues and build additional flexibility into the way we manage expenses.  Those moves have put us in a strong competitive position.  They have also generated resources to invest in initiatives that bring customers and merchants more closely together as the worlds of online and offline commerce converge.

“We have been generating strong momentum and plan to continue investing to grow the business.  But, against the backdrop of an uncertain economic environment, we are focused on maintaining a strong risk profile and carefully managing expenses.”
________________________________

3 Adjusted consolidated expenses for the year ago period and the adjusted growth rate are non-GAAP measures. The company believes the use of adjusted consolidated expenses and the adjusted growth rate are helpful to investors by comparing the company’s consolidated expenses in the current period to that of the year ago period without the impact of the MasterCard settlement payments, the last of which was received in the second quarter 2011.

Segment Results

U.S. Card Services reported third-quarter net income of $733 million, up 23 percent from $595 million a year ago.

Total revenues net of interest expense increased 6 percent to $3.8 billion from $3.6 billion. Revenue growth reflects higher cardmember spending.  Net interest income was unchanged from year ago levels.

Provisions for losses totaled $143 million, down 48 percent from $274 million a year ago. The decline reflects continued improvement in credit quality.

Total expenses increased 7 percent. Marketing, promotion, rewards and cardmember services expenses increased 11 percent from the year-ago period.  This increase primarily reflects higher volume-related rewards costs and a small increase in the ultimate redemption rate estimate for the Membership Rewards program.   These increases were partially offset by lower marketing and promotion costs. Salaries and employee benefits and other operating expenses decreased 1 percent from year-ago levels.

The effective tax rate was 36.3 percent compared to 38.7 percent in the year-ago quarter.

International Card Services reported third-quarter net income of $221 million, up 53 percent from $144 million a year ago.

Total revenues net of interest expense increased 16 percent to $1.3 billion, from $1.2 billion, reflecting higher cardmember spending and the acquisition of Loyalty Partner in the first quarter of this year. This was partially offset by reduced net interest income due to a lower yield on the loan portfolio.

Provisions for losses totaled $101 million, up 58 percent from $64 million reflecting a reserve release in the year ago period.

Total expenses increased 9 percent. Marketing, promotion, rewards and cardmember services expenses increased 7 percent from year-ago levels, reflecting higher volume-related rewards costs and co-brand expenses.  Salaries and employee benefits and other operating expenses increased 11 percent from year-ago levels, in part reflecting expenses related to Loyalty Partner.

The effective tax rate was (16.9) percent compared to (9.9) percent in the year-ago quarter.

Global Commercial Services reported third-quarter net income of $197 million, up 31 percent from $150 million a year ago.

Total revenues net of interest expense increased 5 percent to $1.1 billion, reflecting increased spending by corporate cardmembers, partially offset by lower travel commissions and fees.

Provisions for losses were a credit of $17 million compared with an expense of $21 million a year ago, reflecting changes in estimates for certain credit reserves.

Total expenses increased 6 percent. Marketing, promotion, rewards and cardmember services expenses increased 44 percent from the year-ago period, primarily reflecting higher rewards costs. Salaries and employee benefits and other operating expenses increased 1 percent from the year-ago period.

The effective tax rate was 26.8 percent, compared to 33.6 percent in the year-ago quarter.

Global Network & Merchant Services reported third quarter net income of $332 million, up 32  percent from $252 million a year ago.

Total revenues net of interest expense increased 14 percent to $1.3 billion, from $1.1 billion, reflecting higher merchant-related revenues driven by an increase in total cardmember spending, as well as an increase in revenues from Global Network Services’ bank partners.

Total expenses increased 6 percent. Marketing, promotion, rewards and cardmember services expenses decreased 6 percent from the year-ago period. Salaries and employee benefits and other operating expenses increased 11 percent, reflecting business-building investments.

The effective tax rate was 35.4 percent compared to 38.5 percent in the year-ago quarter.

Corporate and Other reported a third-quarter net loss of $248 million compared with a net loss of $48 million a year ago.  The current quarter reflects investments in  Enterprise Growth Group initiatives, charges related to legal exposures, and income of $70 million ($43 million after-tax) for the previously announced Visa settlements.  The year ago quarter included the same amount from the Visa settlements, as well as $150 million ($93 million after-tax) from a related settlement with MasterCard.

# # #

About American Express
American Express is a global services company, providing customers with access to products, insights and experiences that enrich lives and build business success.  Learn more at americanexpress.com and connect with us on facebook.com/americanexpress, foursquare.com/americanexpress, linkedin.com/companies/american-express, twitter.com/americanexpress, and youtube.com/americanexpress.

The 2011 Third Quarter Earnings Supplement will be available today on the American Express web site at http://ir.americanexpress.com. An investor conference call will be held at 5:00 p.m. (ET) today to discuss third-quarter earnings results. Live audio and presentation slides for the investor conference call will be available to the general public at the same web site.  A replay of the conference call will be available later today at the same web site address.

Cautionary Note Regarding Forward-looking Statements

This release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties.  The forward-looking statements, which address the company’s expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “optimistic,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The company undertakes no obligation to update or revise any forward-looking statements.  Factors that could cause actual results to differ materially from these forward-looking statements, include, but are not limited to, the following:

•
changes in global economic and business conditions, including consumer and business spending, the availability and cost of credit, unemployment and political conditions, all of which may significantly affect spending on American Express cards, delinquency rates, loan balances and other aspects of our business and results of operations;

•
changes in capital and credit market conditions, including sovereign credit worthiness, which may significantly affect the company’s ability to meet its liquidity needs, access to capital and cost of capital, including changes in interest rates; changes in market conditions affecting the valuation of the company’s assets; or any reduction in the company’s credit ratings or those of its subsidiaries, which could materially increase the cost and other terms of the company’s funding, restrict its access to the capital markets or result in contingent payments under contracts;

•
litigation, such as class actions or proceedings brought by governmental and regulatory agencies (including the lawsuit filed against the company by the U.S. Department of Justice and certain state attorneys general), that could result in (i) the imposition of behavioral remedies against the company or the company’s voluntarily making certain changes to its business practices, the effects of which in either case could have a material adverse impact on the company’s financial performance; (ii) the imposition of substantial monetary damages in private actions against the company; and/or (iii) damage to the company’s global reputation and brand;

•
legal and regulatory developments wherever the company does business, including legislative and regulatory reforms in the United States, such as the Dodd-Frank Reform Act’s stricter regulation of large, interconnected financial institutions, changes in requirements relating to securitization and the establishment of the Bureau of Consumer Financial Protection, which could make fundamental changes to many of the company’s business practices or materially affect its capital requirements, results of operations, or ability to pay dividends or repurchase its stock; actions and potential future actions by the FDIC and credit rating agencies applicable to securitization trusts, which could impact the company’s ABS program; or potential changes in the federal tax system that could substantially alter, among other things, the taxation of the company’s international businesses, the allowance of deductions for significant expenses, or the incidence of consumption taxes on the company’s transactions, products and services;

•
the company’s net interest yield on U.S. cardmember loans not remaining at historical levels, which will be influenced by, among other things, the effects of the CARD Act (including the regulations requiring the company to periodically reevaluate APR increases), interest rates, changes in consumer behavior that affect loan balances, such as paydown rates, the credit quality of the company’s portfolio, and the company’s cardmember acquisition strategy, product mix, cost of funds, credit actions, including line size and other adjustments to credit availability, and potential pricing changes;

•
changes in the substantial and increasing worldwide competition in the payments industry, including competitive pressure that may impact the prices the company charges merchants that accept the company’s cards and the success of marketing, promotion or rewards programs;

•
changes in technology or in the company’s ability to protect its intellectual property (such as copyrights, trademarks, patents and controls on access and distribution), and invest in and compete at the leading edge of technological developments across the company’s businesses, including technology and intellectual property of third parties on whom the company relies, all of which could materially affect the company’s results of operations;

•
data breaches and fraudulent activity, which could damage the company’s brand, increase the company’s costs or have regulatory implications, and changes in regulation affecting privacy and data security under federal, state and foreign law, which could result in higher compliance and technology costs to the company or the company’s vendors;

•
changes in the company’s ability to attract or retain qualified personnel in the management and operation of the company’s business, including any changes that may result from increasing regulatory supervision of compensation practices;

•
changes in the financial condition and creditworthiness of the company’s business partners, such as bankruptcies, restructurings or consolidations, involving merchants that represent a significant portion of the company’s business, such as the airline industry, or the company’s partners in Global Network Services or financial institutions that the company relies on for routine funding and liquidity, which could materially affect the company’s financial condition or results of operations;

•
uncertainties associated with business acquisitions, including the ability to realize anticipated business retention, growth and cost savings, accurately estimate the value of goodwill and intangibles associated with individual acquisitions, effectively integrate the acquired business into the company’s existing operations or implement or remediate controls, procedures and policies at the acquired company;

•
changes affecting the success of the company’s reengineering and other cost control initiatives, such as the ability to execute plans during the year with respect to certain of the company’s facilities, which may result in the company not realizing all or a significant portion of the benefits that the company intends;

•
the actual amount to be spent by the company on investments in the business, including on marketing, promotion, rewards and cardmember services and certain other operating expenses, which will be based in part on management’s assessment of competitive opportunities and the company’s performance and the ability to control and manage operating, infrastructure, advertising, promotion and rewards expenses as business expands or changes, including the changing behavior of cardmembers;

•	the effectiveness of the company’s risk management policies and procedures, including credit risk relating to consumer debt, liquidity risk in meeting business requirements and operational risk;

•
the company’s lending write-off rates for the remainder of 2011 and into 2012 not remaining below the average historical levels of the last ten years, which will depend in part on changes in the level of the company’s loan balances, delinquency rates of cardmembers, unemployment rates, the volume of bankruptcies and recoveries of previously written-off loans;

•
changes affecting the company’s ability or desire to repurchase up to $2.3 billion of its common shares in 2011, such as acquisitions, results of operations and capital needs in the fourth quarter, among other factors;

•
changes affecting the company’s ability to accept or maintain deposits due to market demand or regulatory constraints, such as changes in interest rates and regulatory restrictions on the company’s ability to obtain deposit funding or offer competitive interest rates, which could affect the company’s liquidity position and the company’s ability to fund the company’s business;

•
factors beyond the company’s control such as fire, power loss, disruptions in telecommunications, severe weather conditions, natural disasters, terrorism, “hackers” or fraud, which could affect travel-related spending or disrupt the company’s global network systems and ability to process transactions; and

•
the company’s funding plan for the full year 2011 being implemented in a manner inconsistent with current expectations, which will depend on various factors such as future business growth, the impact of global economic, political and other events on market capacity, demand for securities offered by the company, regulatory changes, ability to securitize and sell receivables and the performance of receivables previously sold in securitization transactions.

A further description of these uncertainties and other risks can be found in the company’s Annual Report on Form 10-K for the year ended December 31, 2010, the company’s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2011, and the company’s other filings with the Securities and Exchange Commission.

All information in the following tables is presented on a basis prepared in accordance with U.S. generally accepted accounting principles (GAAP), unless otherwise indicated. Prior period amounts were revised in the first quarter of 2011 to reflect various changes associated with the Company's reclassification of certain contractual lump sum payments to partners, previously recognized in Other, net, expenses, as either contra Discount revenue or Marketing and promotion expense. Additionally, the tables reflect changes to the Company's segment allocation methodology due to reorganization of certain businesses, such as Enterprise Growth, across its reportable operating segments.

(Preliminary)

American Express Company
Consolidated Statements of Income

(Millions)

	Quarters Ended			Nine Months Ended
	September 30,		Percentage	September 30,		Percentage
	2011	2010	Inc/(Dec)	2011	2010	Inc/(Dec)

Revenues
Non-interest revenues
Discount revenue	$4,218	$3,761	12%	$12,398	$10,863	14%
Net card fees	556	527	6	1,638	1,568	4
Travel commissions and fees	480	483	(1)	1,457	1,302	12
Other commissions and fees	604	515	17	1,717	1,512	14
Other	534	503	6	1,546	1,414	9
Total non-interest revenues	6,392	5,789	10	18,756	16,659	13
Interest income
Interest and fees on loans	1,653	1,675	(1)	4,883	5,107	(4)
Interest and dividends on investment securities	68	103	(34)	255	345	(26)
Deposits with banks and other	33	16	#	71	45	58
Total interest income	1,754	1,794	(2)	5,209	5,497	(5)
Interest expense
Deposits	127	141	(10)	395	406	(3)
Short-term borrowings	5	-	#	6	2	#
Long-term debt and other	443	469	(6)	1,344	1,410	(5)
Total interest expense	575	610	(6)	1,745	1,818	(4)
Net interest income	1,179	1,184	-	3,464	3,679	(6)
Total revenues net of interest expense	7,571	6,973	9	22,220	20,338	9
Provisions for losses
Charge card	174	89	96	533	412	29
Cardmember loans	48	262	(82)	104	1,490	(93)
Other	27	22	23	66	66	-
Total provisions for losses	249	373	(33)	703	1,968	(64)
Total revenues net of interest expense after provisions for losses	7,322	6,600	11	21,517	18,370	17

Expenses
Marketing and promotion	757	871	(13)	2,261	2,314	(2)
Cardmember rewards	1,565	1,263	24	4,755	3,666	30
Cardmember services	189	141	34	526	425	24
Salaries and employee benefits	1,598	1,354	18	4,715	3,996	18
Professional services	690	701	(2)	2,098	1,898	11
Occupancy and equipment	433	371	17	1,218	1,134	7
Communications	93	92	1	280	284	(1)
Other, net	286	167	71	456	166	#
Total	5,611	4,960	13	16,309	13,883	17
Pretax income from continuing operations	1,711	1,640	4	5,208	4,487	16
Income tax provision	476	547	(13)	1,501	1,492	1
Income from continuing operations	1,235	1,093	13	3,707	2,995	24
Income from discontinued operations, net of tax	-	-	-	36	-	#
Net income	$1,235	$1,093	13	$3,743	$2,995	25
Income from continuing operations attributable to common shareholders (A)	$1,220	$1,080	13	$3,663	$2,957	24
Net income attributable to common shareholders (A)	$1,220	$1,080	13	$3,699	$2,957	25

# - Denotes a variance of more than 100%.

(A) Represents income from continuing operations or net income, as applicable, less earnings allocated to participating share awards and other items of $15 million and $13 million for the three months ended September 30, 2011 and 2010, and $44 million and $38 million for the nine months ended September 30, 2011 and 2010, respectively.

(Preliminary)

American Express Company
Condensed Consolidated Balance Sheets

(Billions)

	September 30,	December 31,
	2011	2010

Assets
Cash	$25	$16
Accounts receivable	43	40
Investment securities	9	14
Loans	56	58
Other assets	16	19
Total assets	$149	$147

Liabilities and Shareholders' Equity
Customer deposits	$33	$30
Short-term borrowings	4	3
Long-term debt	62	66
Other liabilities	32	32
Total liabilities	131	131

Shareholders' Equity	18	16
Total liabilities and shareholders' equity	$149	$147

(Preliminary)

American Express Company
Financial Summary

(Millions)

	Quarters Ended			Nine Months Ended
	September 30,		Percentage	September 30,		Percentage
	2011	2010	Inc/(Dec)	2011	2010	Inc/(Dec)

Total revenues net of interest expense
U.S. Card Services	$3,838	$3,625	6%	$11,174	$10,734	4%
International Card Services	1,347	1,163	16	3,906	3,405	15
Global Commercial Services	1,130	1,072	5	3,442	3,060	12
Global Network & Merchant Services	1,250	1,100	14	3,626	3,133	16
	7,565	6,960	9	22,148	20,332	9
Corporate & Other, including adjustments and eliminations	6	13	(54)	72	6	#

CONSOLIDATED TOTAL REVENUES NET OF INTEREST EXPENSE	$7,571	$6,973	9	$22,220	$20,338	9

Pretax income (loss) from continuing operations
U.S. Card Services	$1,151	$971	19	$2,961	$2,445	21
International Card Services	189	131	44	625	487	28
Global Commercial Services	269	226	19	799	583	37
Global Network & Merchant Services	514	410	25	1,477	1,208	22
	2,123	1,738	22	5,862	4,723	24
Corporate & Other	(412)	(98)	#	(654)	(236)	#

PRETAX INCOME FROM CONTINUING OPERATIONS	$1,711	$1,640	4	$5,208	$4,487	16

Net income (loss)
U.S. Card Services	$733	$595	23	$1,953	$1,525	28
International Card Services	221	144	53	571	438	30
Global Commercial Services	197	150	31	558	347	61
Global Network & Merchant Services	332	252	32	969	766	27
	1,483	1,141	30	4,051	3,076	32
Corporate & Other	(248)	(48)	#	(344)	(81)	#
Income from continuing operations	1,235	1,093	13	3,707	2,995	24
Income from discontinued operations, net of tax	-	-	-	36	-	#

NET INCOME	$1,235	$1,093	13	$3,743	$2,995	25

# - Denotes a variance of more than 100%.

(Preliminary)

American Express Company
Financial Summary (continued)

	Quarters Ended			Nine Months Ended
	September 30,		Percentage	September 30,		Percentage
	2011	2010	Inc/(Dec)	2011	2010	Inc/(Dec)
EARNINGS PER COMMON SHARE

BASIC
Income from continuing operations attributable to common shareholders	$1.04	$0.91	14%	$3.09	$2.49	24%
Income from discontinued operations	-	-	-	0.03	-	#
Net income attributable to common shareholders	$1.04	$0.91	14%	$3.12	$2.49	25%

Average common shares outstanding (millions)	1,175	1,193	(2)%	1,184	1,189	-%

DILUTED
Income from continuing operations attributable to common shareholders	$1.03	$0.90	14%	$3.08	$2.47	25%
Income from discontinued operations	-	-	-	0.03	-	#
Net income attributable to common shareholders	$1.03	$0.90	14%	$3.11	$2.47	26%

Average common shares outstanding (millions)	1,181	1,199	(2)%	1,191	1,195	-%

Cash dividends declared per common share	$0.18	$0.18	-%	$0.54	$0.54	-%

Selected Statistical Information

	Quarters Ended			Nine Months Ended
	September 30,		Percentage	September 30,		Percentage
	2011	2010	Inc/(Dec)	2011	2010	Inc/(Dec)

Return on average equity (A)	27.8%	25.9%		27.8%	25.9%
Return on average common equity (A)	27.5%	25.6%		27.5%	25.6%
Return on average tangible common equity (A)	35.7%	33.1%		35.7%	33.1%
Common shares outstanding (millions)	1,169	1,204	(3)%	1,169	1,204	(3)%
Book value per common share	$15.49	$13.22	17%	$15.49	$13.22	17%
Shareholders' equity (billions)	$18.1	$15.9	14%	$18.1	$15.9	14%

# - Denotes a variance of more than 100%.

(A) Refer to Appendix I for components of return on average equity, return on average common equity and return on average tangible common equity, a non-GAAP measure.

(Preliminary)

American Express Company
Components of Return on Average Equity (ROE), Return on Average Common Equity (ROCE), and Return on Average Tangible Common Equity (ROTCE)
Appendix I

(Millions)

	For the Twelve Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2011	2011	2011	2010	2010

ROE

Net income	$4,805	$4,663	$4,349	$4,057	$3,711
Average shareholders' equity	$17,277	$16,508	$15,564	$14,755	$14,307
Return on average equity (A)	27.8%	28.2%	27.9%	27.5%	25.9%

Reconciliation of ROCE and ROTCE

Net income	$4,805	$4,663	$4,349	$4,057	$3,711
Preferred shares dividends and related accretion	-	-	-	-	-
Earnings allocated to participating share awards and other	56	55	52	51	47
Net income attributable to common shareholders	$4,749	$4,608	$4,297	$4,006	$3,664

Average shareholders' equity	$17,277	$16,508	$15,564	$14,755	$14,307
Average preferred shares	-	-	-	-	-
Average common shareholders' equity	$17,277	$16,508	$15,564	$14,755	$14,307
Average goodwill and other intangibles	3,992	3,744	3,487	3,334	3,234
Average tangible common shareholders' equity	$13,285	$12,764	$12,077	$11,421	$11,073
Return on average common equity (A)	27.5%	27.9%	27.6%	27.2%	25.6%
Return on average tangible common equity (B)	35.7%	36.1%	35.6%	35.1%	33.1%

(A) Return on average equity and return on average common equity are calculated by dividing one year period net income/net income attributable to common shareholders by one year average total shareholders’ equity/average common shareholders' equity, respectively.

(B) Return on average tangible common equity is computed in the same manner as return on average common equity except the computation of average tangible common shareholders' equity, a non-GAAP measure, excludes from average total shareholders' equity, average goodwill and other intangibles of $4.0 billion for the quarter ended September 30, 2011, $3.7 billion for the quarter ended June 30, 2011, $3.5 billion for the quarter ended March 31, 2011, $3.3 billion for the quarter ended December 31, 2010 and $3.2 billion for the quarter ended September 30, 2010. The Company believes that return on average tangible common equity is a useful measure of the profitability of its business.